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                                                                     Exhibit (n)



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2/Amendment No. 7 to Registration Statement Nos. 333-147509/811-21851 on Form N-6 of our report dated March 31, 2010, relating to the financial statements and financial highlights comprising each of the Investment Divisions of MetLife Investors USA Variable Life Account A appearing in each Prospectus, which are parts of such Registration Statement, and our report dated March 23, 2010, relating to the financial statements of MetLife Investors USA Insurance Company (the "Company") (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to changes in the Company's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009 and its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008) appearing in the Statement of Additional Information, which is also part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in each Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 23, 2010